Exhibit 6.2

538 Broadhollow Road, Third Floor East, Melville, New York 11747-3634 • 631-499-6660 •
www.FAIRFIELDPROPERTIES.COM

Date: 21 day of November 2019

LEASE EXTENSION

The lease dated July 2013 and previously extended November 2018 between Benjamin Securities as tenant and Fairfield Office Park at Hauppauge LLC as Landlord in regards to Suite 210 located at 750 Veterans Memorial Highway Hauppauge, NY is hereby extended under the following terms and conditions:

1.	The lease shall expire December 31, 2020.

2.	Base monthly rent for the extended term shall be $2891.72 plus electric of $403.

3.	Electronic signature (by .pdf or facsimile) shall be deemed originals and may be enforced as if an original agreement.

Except as modified herein, all terms and provisions of the original lease shall remain unchanged except there will be no further option to renew.

Agreed:

Tenant		Landlord

By	William T. Baker President 11/21/19	By
	Print Name and Date		Print Name and Date

Developer • Owner

Multifamily Communities • Office Complexes

Co-op, Condo, Hoa Management • Real Estate Brokerage • Mortgage Financing • Full Service Insurance Agency

The Standard Of Excellence And Service